Exhibit 10.26

DEPOSIT ACCOUNT CONTROL AGREEMENT

This DEPOSIT ACCOUNT CONTROL AGREEMENT is dated as of September 26, 2005, and is by and among Rosetta Resources Inc., a Delaware corporation (“Customer”), BNP Paribas, as Administrative Agent as provided below (“Administrative Agent”) and AMEGY BANK NATIONAL ASSOCIATION, a national banking association (“Bank”).

RECITALS

On July 7, 2005, Customer entered into that certain Senior Revolving Credit Agreement (the “Credit Agreement”) and that certain Second Lien Term Loan Agreement (the “Loan Agreement”), in each case with BNP Paribas, as initial lender and BNP Paribas, in its capacity as Administrative Agent (in such capacity under the Credit Agreement and under the Loan Agreement collectively called “Administrative Agent”). Pursuant to the Credit Agreement and the Loan Agreement the lenders from time to time party thereto have extended, and will in the future extend, certain credit to Customer, and, as a condition to such credit, Customer is required to grant to Administrative Agent a security interest in a certain deposit account maintained by Bank for Customer. The parties are entering into this agreement to perfect Administrative Agent’s security interest in and to that account and to specify certain rights and duties of the parties with respect to that account.

Defined terms used herein shall have the meanings given to them in the Credit Agreement and the Loan Agreement unless defined otherwise herein.

AGREEMENTS

Section 1. The Account

(a) This Agreement applies to depository Account No. 51575503 maintained by Customer with Bank (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein are referred to herein as “Deposit Account”).

(b) Customer has granted, and does hereby grant, a security interest in the Deposit Account to Administrative Agent. Bank acknowledges the security interest granted by Customer to Administrative Agent in the Deposit Account. Bank further acknowledges and represents that it is a “bank” and that the Deposit Account is an “account” as those terms are defined in Section 9-102 of the Uniform Commercial Code as adopted in the State of Texas (the “UCC”). For purposes of Section 9-304 of the UCC, Bank’s jurisdiction is the State of Texas.

Section 2. Control of Deposit Account

(a) The Deposit Account shall be under the control of Administrative Agent. Administrative Agent shall at all times have “control” (as defined in Section 9.104 of the UCC) of the Deposit Account. Bank shall comply with instructions originated by Administrative Agent directing disposition of funds in the Depository Account without further consent by Customer.

(b) Unless Bank shall have received written notice from Administrative Agent (a “Default Notice”) that an Event of Default has occurred under the Loan Documents, Customer shall have full right of access to and withdrawal from the Deposit Account.

(c) Subject to paragraph (d) below, from and after the receipt by the Bank of a Default Notice (and until Bank receives a written withdrawal of such notice), (i) Administrative Agent shall have exclusive dominion and control over the Deposit Account, (ii) neither Customer nor any person acting through or on behalf of Customer shall have any right of access to or withdrawal from the Deposit Account, and (iii) Bank shall not comply with any instructions originated by Customer or any such person directing disposition of funds in the Deposit Account.

(d) Any Default Notice shall be in writing, shall refer to this Agreement and shall include clear and specific instruction with respect to the disposition of funds in the Deposit Account. Bank shall have a period of time, not exceeding one (1) Business Day (hereinafter defined) following the date on which Bank receives a Default Notice to act on such Default Notice. Bank may rely on a Default Notice notwithstanding any other or conflicting information it may receive from Customer. As used in this Agreement, the term “Business Day” means any day on which Bank and Administrative Agent are not authorized or required to close.

Section 3. Matters Related to Deposit Account

(a) Bank waives any right it may now or hereafter have to apply amounts in the Deposit Account against the payment of any indebtedness from time to time owing to Bank from Customer; provided, however, that Bank shall have the right at any time to debit the Deposit Account (i) to pay the Bank’s fees and charges applicable to the Deposit Account, (ii) in connection with Uncollectible Drafts (hereinafter defined) as provided in paragraph (b) below, and (iii) in order to correct errors as provided in paragraph (c) below.

(b) Any item deposited by or on behalf of Customer in the Deposit Account which is returned for insufficient or uncollected funds will be re-deposited by Bank one time. If such item is returned unpaid a second time or if such amount is otherwise uncollectible by Bank (“Uncollectible Draft”) (including by any “stop payment order” having been applied to such draft), Bank may debit the Deposit Account for (i) the amount of such Uncollectible Draft (if such amount has actually been paid by Bank to Administrative Agent), and (ii) any fees due to Bank or charges incurred by Bank in connection with its deposit or collection attempts (collectively, “Costs of Uncollectible Drafts”). If the amount in the Deposit Account is insufficient to fully reimburse Bank for the Costs of Uncollectible Drafts, Customer and Administrative Agent agree to pay such deficiency to Bank (provided that Administrative Agent’s obligations shall be limited to amounts actually paid to Administrative Agent which are not recovered by Bank).

(c) Bank shall have the right to debit from the Deposit Account any amounts deposited therein in error or as necessary to correct processing errors.

(d) Administrative Agent and Customer agree that, except as specifically provided in this Agreement, the Deposit Account will be subject to, and Bank’s operation of the Deposit Account will be in accordance with, the terms and provisions of Bank’s separate deposit account agreement governing the Deposit Account (“Account Agreement”), a copy of which Customer and Administrative Agent acknowledge having received. In the event that the terms of the Account Agreement shall conflict with the terms of this Agreement, the terms of this Agreement shall prevail.

Section 4. Statements, Notice of Adverse Claims

(a) Bank will send copies of all statements on the Deposit Account simultaneously to Customer and Administrative Agent at their addresses listed below their signatures to this Agreement (or such other address as they may provide to Bank).

(b) Bank will use reasonable efforts promptly to notify Administrative Agent and Customer (i) if any other person claims that it has an interest in the Deposit Account, (ii) if any other person requests that Bank enter into an agreement related to the Deposit Account with such person, or (iii) if any other person inquires as to the existence of any other agreement related to the Deposit Account.

5. Certain Matters Affecting Bank

(a) This Agreement does not create any obligation of Bank except for those expressly set forth in this Agreement, and no implied obligations shall be read into this Agreement against Bank.

(b) Bank may rely on notices and communications it reasonably believes have been given by an authorized representative of Administrative Agent or Customer, and Bank shall have no obligation to review or confirm that actions taken pursuant to any such notice in accordance with this Agreement comply with any other agreement or document. Without limiting the foregoing, upon receipt of a Default Notice, Bank shall have no obligation to determine whether an Event of Default has occurred.

(c) Bank shall not be liable under this Agreement for interruption of services under this Agreement resulting from force majeure or failure of computer, electronic or other services.

(d) Without the prior consent of Administrative Agent, Bank shall not enter into any agreement with a third party related to the Deposit Account.

(e) All Bank’s obligations under this Agreement shall be subject to applicable laws and regulations and to the policies and procedures of Bank. Nothing in this Agreement shall required Bank to act in violation of any law, regulation, policy or procedure.

Section 6. Indemnity

(a) Bank shall not be liable for any claims, suits, actions, costs, damages, liabilities or expenses (including attorneys fees) (“Liabilities”) in connection with this Agreement, other than Liabilities caused by the gross negligence or willful misconduct of Bank. In no event will Bank be liable for any lost profits or for any incidental, special, consequential or punitive damages, whether or not Bank knew of the possibility of such damages. Bank’s substantial compliance with its standard procedures for provision of the services required under this Agreement shall be deemed to constitute the exercise of ordinary care.

(b) Customer shall indemnify and hold harmless Bank and its affiliates, and the directors, officers, employees and agents of any of them from and against any and all Liabilities asserted against them arising directly or indirectly from or in connection with this Agreement, other than those Liabilities caused by the gross negligence or willful misconduct of Bank or such indemnified party.

(c) Administrative Agent shall hold harmless Bank and its affiliates, and the directors, officers, employees and agents of any of them from and against any and all Liabilities asserted against them arising directly or indirectly from or in connection with this Agreement, other than those Liabilities caused by the gross negligence or willful misconduct of Bank or such indemnified party.

Section 7. Fees and Expenses

Customer shall pay the customary fees and expenses of Bank in connection with the Deposit Account. Customer shall also pay all costs and expenses (including attorneys fees incurred in connection with the interpretation or enforcement of this Agreement. Such fees and expenses may be debited from the Account by Bank.

Section 8. Termination, Survival

(a) Administrative Agent may terminate this Agreement by notice to Bank and Customer, and in such event Bank shall follow the directions of Administrative Agent with respect to the disposition of funds in the Deposit Account. Bank may terminate this Agreement upon sixty (60) days written prior notice to Customer and Administrative Agent, and in such event Bank shall follow the directions of Administrative Agent with respect to the disposition of funds in the Deposit Account. Customer may not terminate this Agreement without prior written consent of Administrative Agent.

(b) If Administrative Agent notifies Bank that Administrative Agent’s security interest in the Deposit Account has terminated, this Agreement will immediately terminate, and Bank will follow the directions of Customer with respect to the disposition of funds in the Deposit Account.

(c) Section 6 of this Agreement shall survive the termination of this Agreement.

Section 9. Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas.

Section 10. Amendments

No amendments of this Agreement will be binding unless it is in writing and signed by all parties to this Agreement.

Section 11. Severability

To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.

Section 12. Successors and Assigns

The terms of this agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assignees.

Section 13. Notices

Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given (a) when delivered in person, (b) when sent by telecopy or other electronic means and electronic conformation of error free receipt is received or (c) two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth bellow.

Customer:	Rosetta Resources Inc.
717 Texas, Suite 2800
Houston, Texas 77002
Attention: Chief Financial Officer
Telephone No.: (713) 335-4000

Administrative:	BNP Paribas
Agent	919 Third Avenue
New York, New York 10022
Attention: Millie Carillo
Fax No.: (212) 841-2683

with a copy to:

1200 Smith Street, Suite 3100
Houston, Texas 77002
Attention: Donna Verwold
Fax No.: (713) 659-6915

Bank:	Amegy Bank National Association
Five Post Oak Park
4400 Post Oak Parkway
Houston, Texas 77027
Attention: Ralph F. Walker
Telephone No.: (713) 232-1103
Fax No.: (713) 571-5216

Section 14. Joint and Several Obligations

If Customer consists of more than one person or entity, each shall be jointly and severally liable to perform Customer’s obligations under this Agreement.

Section 15. Duplicate Originals, Counterparts

This Agreement may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement (and each duplicate original) may be executed in any number of counterparts, all of which together shall constitute one fully executed agreement, even though all signatures do not appear on the same document.

Section 16. Entire Agreement

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no oral agreements among the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, effective as of the date first above written.

CUSTOMER:

ROSETTA RESOURCES INC.

By:
Name:
Title:

ADMINISTRATIVE AGENT:

BNP PARIBAS

By:
Name:
Title:

By:
Name:
Title:

BANK:

AMEGY BANK NATIONAL ASSOCIATION

By:
Name:
Title: